Exhibit 18

February 21, 2023

To the Shareholders and Board of Directors of Oshkosh Corporation

1917 Four Wheel Drive

Oshkosh, WI 54902

Dear Sirs/Madams:

We have audited the consolidated financial statements of Oshkosh Corporation and its subsidiaries (the “Company”) as of December 31, 2022, December 31, 2021, and September 30, 2021, and for the year ended December 31, 2022, the three months ended December 31, 2021, and fiscal years ended September 30, 2021 and 2020, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 21, 2023, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in accounting principle for certain inventory from the last in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method for inventories that were previously accounted for under the LIFO method. Note 2 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2022 of the change in accounting principle. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin